Exhibit (d)(6)(f)

MAINSTAY FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, is effective as of the 26th day of May, 2020 between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”), and Cushing Asset Management LP, a Texas limited partnership (the “Subadvisor”).

WHEREAS, the Manager and the Subadvisor are parties to a Subadvisory Agreement, dated July 11, 2014, as amended (the “Subadvisory Agreement”); and

WHEREAS, the parties hereby wish to amend the Subadvisory Agreement to remove MainStay Cushing Energy Income Fund and MainStay Cushing Renaissance Advantage Fund.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective May 26, 2020, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Brian J. McGrady	By:	/s/ Yie-Hsin Hung
Name:	Brian J. McGrady	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

CUSHING ASSET MANAGEMENT, LP

Attest:	/s/ Barry Greenberg	By:	Swank Capital LLC, its general partner
Name:	Barry Greenberg
Title:	General Counsel and
	Chief Compliance Officer	By:	/s/ Jerry V. Swank
		Name:	Jerry V. Swank
		Title:	Managing Member

SCHEDULE A

(Effective as of May 26, 2020)

As compensation for services provided by Subadvisor with respect to each of the following Series the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for services rendered hereunder, an annual subadvisory fee with respect to the Allocated Assets of such Series equal to the following:

SERIES NAME	ANNUAL RATE
MainStay Cushing MLP Premier Fund	0.55% on assets up to $3 billion; and 0.525% on assets over $3 billion*

The portion of the fee based upon the average daily net assets of the respective Series shall be accrued daily at the rate of 1/(number of days in calendar year) of the annual rate applied to the daily net assets of the Series.

Subadvisor agrees to bear pro-rata in the impact of any management fee breakpoints that may arise upon the achievement of economies of scale as a result of asset growth of the Series.

*Equal to 50% of the Series’ management fee. The Manager will bear all costs of any expense cap reimbursement, fee waivers or similar adjustments for the Series.

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